Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-164510, 333-152138, 333-92414, 333-101517, 333-106201, 333-122893, 333-134674, 333-143145 and 333-146607) on Form S-8 and Registration Statement (No. 333-175938)., on Form S-3 of our report dated March 30, 2016, relating to the consolidated financial statements  of Echo Therapeutics, Inc which appears in the Annual Report on Form 10-K for the year ended December 31, 2015. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP
Woodbridge, New Jersey
March 30, 2016